Rexall Sundown, Inc.

                                  Subsidiaries
                                  ------------

1.       Rexall Showcase International, Inc.

2.       Rexall Showcase International de Mexico, S.A. de C.V.

3.       Importadora Rexall Showcase International de Mexico, S.A. de C.V.

4.       Servicios Rexall Showcase International de Mexico, S.A. de C.V.

5.       Asociacion de Vendedores Independientes en Rexall, A.C.

6.       Rexall Korea Limited

7.       Rexall Hong Kong Limited

8.       Rexall Showcase Taiwan, Inc.

9.       Rexall Showcase Japan, Inc.

10.      Richardson Labs, Inc.

11.      RSL Holdings, Inc.

12.      RXSD Inc.

13.      RXSD International Sales Corp.